EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jones Lang LaSalle Incorporated:
We consent to the incorporation by reference in the registration statements (No. 333-236816, 333-232500, 333-218645, 333-193553, 333-180406, 333-133887, 333-117024, and 333-73860) on Form S-8 and (No. 333-249882, 333-221396, 333-206164, 333-182399, 333-159854, 333-153029, and 333-70969) on Form S-3 of Jones Lang LaSalle Incorporated of our reports dated February 18, 2021, with respect to the consolidated balance sheets of Jones Lang LaSalle Incorporated as of December 31, 2020 and 2019, the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Jones Lang LaSalle Incorporated.
Our report dated February 18, 2021, with respect to the consolidated financial statements, contains an explanatory paragraph related to Jones Lang LaSalle Incorporated’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP

Chicago, Illinois
February 18, 2021